Exhibit 99.1

TransMeridian Exploration Announces $3 Million Private Placement

HOUSTON, October 16, 2003 – TransMeridian Exploration, Inc. (OTCBB: TMXN) announced today that it signed an agreement with EurAsia Holding AG (“EurAsia”) to sell 10,000,000 shares of restricted common stock for total proceeds of $3,000,000.  The price per share represents a 10% discount to the trailing 10-day average price at the time the transaction was negotiated.  There were no significant transaction costs associated with the private placement.

Transaction Details

The transaction will be funded in three equal installments of $1,000,000 each.  Upon execution of the Subscription Agreement, TransMeridian received a $200,000 non-refundable deposit, which will be applied to the First Closing amount on October 23, 2003.  The remaining two installments will be funded on November 24, 2003 and December 23, 2003, respectively.  In each of these installments, the Company will receive $1,000,000 from EurAsia in exchange for 3,333,333 common shares.  There are penalty provisions if EurAsia does not complete all three tranches of the investment.  When all transactions are complete, EurAsia will own 10,000,000 shares of common stock, or approximately 12.9% of the total common shares outstanding, based on approximately 67,600,000 shares currently outstanding.  There will be no warrants or other potentially dilutive securities issued in connection with the transaction.

These shares are being issued as a private placement under Regulation S of the Securities Act of 1933, as amended, and accordingly will be restricted.  The Company has agreed to grant limited registration rights covering 25% of the total shares issued, which rights are not exercisable prior to May 16, 2004.  This transaction does not represent a controlling stake in the company and there is no requirement that EurAsia obtain representation on the Board of Directors of the Company.

The proceeds will be used for general and corporate purposes to fund the Company’s operations and obligations and to pursue growth opportunities.  This may include selective staff additions to evaluate new projects in Kazakhstan and the surrounding region and to manage the increasing activity levels in the South Alibek Field development.

Management Comments

Lorrie T. Olivier, Chairman and CEO of TransMeridian said: “Now that we have successfully completed our first producing well in the South Alibek Field and our accelerated development program is underway, we believe the time is right to secure additional equity funding.  This will allow us to focus our attention on growing the Company.  There are many significant opportunities in the region and having a strategic partner like EurAsia Holding AG, which has existing operations in the CIS region, will be a tremendous asset.  They have extensive experience and knowledge of the region and fully appreciate the upside potential of the South Alibek Field.  This investment represents a vote of confidence in TransMeridian and its management team.”

Randall D. Keys, Chief Financial Officer of TransMeridian said: “Dealing with a strategic investor like EurAsia, which recognizes the underlying value of the Company, allowed us to structure this transaction on terms which were very fair to the Company and its shareholders.  It also allowed us to consummate the transaction in record time and at significantly lower transaction costs compared to other alternatives.  This investment removes one of the major financial uncertainties regarding the Company’s ability to execute its business strategy.  Our current shareholders should be very excited about this transaction and the resources we now have to continue to build the Company.  We also look forward to working with EurAsia to expand our investor relations efforts in Western Europe.”

Norman Storm, Chief Executive Officer of EurAsia Holding AG said: “We see great opportunities in Kazakhstan and other areas of the CIS region.  We are very interested in acquiring exploration and production investments to complement our other operations in the region.  The experience and knowledge of the TransMeridian management team and their success in working effectively within the local system in Kazakhstan makes them a very attractive partner.  Our goal is to leverage our financial resources and the expertise of both Companies to expand our joint holdings in the region.  In our view, this investment represents the beginning of a long-term, strategic alliance that will benefit all shareholders.”

About TransMeridian Exploration

TransMeridian Exploration, Inc. (OTCBB: TMXN) is an independent oil and gas company with headquarters in Houston Texas.  Founded in 2000, our primary objective is to acquire and develop oil properties in the Caspian Sea region of the former Soviet Union.  TMXN primarily targets medium-sized fields with proved and probable reserves and upside reserve potential.  Its first major project is the South Alibek Field in Kazakhstan. Kazakhstan has significant hydrocarbon reserves, ranking among the top 15 countries in worldwide reserves with more than 20 billion barrels of proved oil reserves.  As of December 31, 2002, the Company’s net proved reserves in the South Alibek Field were 17.1 million barrels, with an estimated net present value of $144 million.  Ultimate potential of the field was estimated by Ryder Scott Company to be 378 million barrels of oil.  The Company believes that the initial development of the Field may require drilling as many as 44 wells.

TransMeridian Exploration, Inc.

397 N. Sam Houston Pkwy E. Suite 300

Houston, TX 77060

Lorrie T. Olivier, CEO, or

Randall D. Keys, CFO

Telephone: (281) 999-9091 x305

Fax: (281) 999-9094

E-mail:  tmei@tmei.com

Website: www.tmei.com

About EurAsia Holding AG

EurAsia Holding AG is a private, non-institutional investment group located in Germany with active investments in the resource sector in Kazakhstan, North and South America and the CIS.  EurAsia is committed to continue to expand its asset base and operations in the Caspian region.  EurAsia’s related companies have been active in the CIS region since 1993 and include one of the largest and oldest international oil field transport companies operating in Kazakhstan and the Caspian region.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.   Although TransMeridian Exploration, Inc. believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. TMEI discloses proved reserves that comply with the Securities and Exchange Commission’s (SEC) definitions. Note that the Company’s use of terms such as “ultimate potential” and “recoverable reserves” include quantities of oil that are not yet classified as proved and which the SEC guidelines do not allow us to include in filings with the SEC.”